Exhibit 99.1

BANCTRUST FINANCIAL GROUP ANNOUNCES

THIRD QUARTER 2004 EARNINGS INCREASE

Mobile, Alabama, October 27, 2004----BancTrust Financial Group, Inc. (Nasdaq: BTFG) announced today net income for the third quarter of 2004 of $2,806,000, an increase of 74.8% over the $1,605,000 reported in the third quarter of 2003. Total basic and diluted earnings per share were $.26 and $.25 in the third quarter of 2004 compared to $.18 per share for both in 2003. Total assets at September 30, 2004 were $1.170 billion compared to $682 million at September 30, 2003, an increase of 71.6%.

Net income for the first nine months of 2004 was $7,856,000 compared to $5,175,000 for the comparable period in 2003, an increase of 51.8%. Total basic and diluted earnings per share for the nine month period of 2004 were $.72 and $.71 compared to $.59 and $.58 for the first nine months of 2003.

On December 30, 2003, BancTrust completed its merger with CommerceSouth, Inc., which was accounted for under the purchase method of accounting. Therefore, the operating results and assets and liabilities of the acquired CommerceSouth banks were not included in the 2003 historical financial results presented in this release. On a pro forma basis, had the results of these acquired banks been included in the first nine months of 2003, net income for the entire company through September 30, 2003 would have been approximately $6,286,000. The $7,856,000 net income earned in the first nine months of 2004 represents an increase of 25.0% when compared to the same period pro forma 2003 income of $6,286,000. Third quarter 2004 actual earnings were $2,806,000 compared to third quarter 2003 pro forma earnings of $1,972,000 an increase of 42.3%. Total assets, on a pro forma basis, at September 30, 2003 would have been approximately $1.033 billion compared to actual total assets of $1.170 billion at September 30, 2004, an increase of 13.3% in 2004 over 2003.

On September 20, 2004, the Board of Directors of BancTrust declared a fourth quarter 2004 dividend of $.13 per share, payable January 3, 2005, to shareholders of record December 15, 2004.

On February 27, 2004, BancTrust announced that it had reached an agreement to sell all of the stock of BankTrust of Florida for $7.5 million. BankTrust of Florida has offices in Wewahitchka and Port St. Joe and represented total assets of approximately $50.2 million and total deposits of approximately $43.4 million at September 30, 2004. The business related to BankTrust of Florida is accounted for as discontinued operations and, therefore, the results of its operations have been removed from the Company's results of continuing operations for all periods presented in this release; however, the results are shown as income from discontinued operations and are included in total net income of the Company. The sale was completed on October 15, 2004 for $7.5 million.

BancTrust currently provides banking services through 25 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services. The common stock of the Company trades on The NASDAQ SmallCap Stock Market under the symbol BTFG.

This press release contains Aforward-looking@ statements which state or express an opinion as to what may happen in the future. These statements, which can be identified by the use of Aexpect,@ Amay,@ Acould,@ Ashould,@ Aplans,@ and words of like meaning, are based on management=s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition, difficulties in the integration of acquired businesses and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

(OVER)

Page 2

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

EARNINGS:
Interest revenue	$13,536	$7,767	$38,421	$23,736
Interest expense	3,093	1,786	8,860	6,015

Net interest revenue	10,443	5,981	29,561	17,721

Provision for loan losses	1,268	237	2,254	1,144
Non-interest revenue	2,662	1,734	7,874	5,337
Securities gains and (losses), net	214	(6)	564	341
Gain on sale of credit cards	0	0	0	462
Non-Interest expense	8,330	5,356	24,976	15,842
Income from continuing operations before income taxes	3,721	2,116	10,769	6,875
Income tax expense	1,193	587	3,238	1,969
Income from continuing operations	2,528	1,529	7,531	4,906

Discontinued operations
Income from discontinued operations before income taxes	442	120	715	427
Income tax expense	164	44	390	158
Income from discontinued operations	278	76	325	269

Net income	$2,806	$1,605	$7,856	$5,175

Earnings per share:
From continuing operations
Basic	$0.23	$0.17	$0.69	$0.56
Diluted	0.22	0.17	0.68	0.55

From discontinued operations
Basic	$0.03	$0.01	$0.03	$0.03
Diluted	0.03	0.01	0.03	0.03

Total
Basic	$0.26	$0.18	$0.72	$0.59
Diluted	0.25	0.18	0.71	0.58

Cash dividends declared
per share	0.13	0.13	0.39	0.39

SEPTEMBER 30, STATEMENT
OF CONDITION:
	2004	2003
Total assets	$1,169,520	$681,627
Loans	820,006	414,095
Allowance for loan losses	9,712	5,046
Deposits	907,591	535,032
Shareholders' equity	120,195	81,420

AVERAGE BALANCES YTD:

Total assets	$1,091,882	$677,663
Earning assets	917,952	586,997
Loans	733,375	408,051
Deposits	857,836	531,070
Shareholders' equity	118,792	82,240

RATIOS AND OTHER DATA:

ROA YTD	0.96%	1.02%
ROE YTD	8.83%	8.41%
Total shareholders' equity to
total assets - September 30,	10.28%	11.94%
Average shareholders' equity to
average total assets YTD	10.88%	12.14%
Net interest margin (te) YTD	4.43%	4.22%
Net loan charge-offs YTD	884	1,479
Nonperforming loans - September 30,	3,179	3,261
Other real estate owned - September 30,	561	1,177
Net charge-offs to average loans YTD	0.12%	0.36%
Nonperforming loans to total loans - September 30,	0.39%	0.79%
Average shares outstanding - basic YTD	10,971	8,738
Average shares outstanding - diluted YTD	11,054	8,823
Average shares outstanding - basic QTR	10,980	8,742
Average shares outstanding - diluted QTR	11,062	8,839

For additional information contact: F. Michael Johnson (251) 431-7813.